UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2013

SANWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-27715	94-3342064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9710 E. 55th PL Tulsa, OK		74146
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 1-800-243-1254

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sanwire Corporation Signs Letter of Intent with Montana Fort Peck Tribes To Provide A Full Suite of Communication Services

Tulsa, OK – October 10, 2013 – Sanwire Corporation (“Sanwire” or the “Company”) (OTCQB: SNWR), a global provider of wireless communications services and data solutions, is pleased to announce its wholly owned subsidiary, Aero Networks (“Aero”), has signed a Letter of Intent (“LOI”) with the Fort Peck Tribes of Montana (“Fort Peck”) to provide a full suite of broadband infra-structure and communication services to tribal residents and surrounding businesses.

The LOI sets out the principal terms and conditions to which Aero and Fort Peck are willing to enter into an exclusive telecommunications development and supporting contracts definitive agreement (“Definitive Agreement”) for the installation and construction of fiber optic, cable systems networks with various OSP support structures, direct burial and ISP structured cable systems, and various building support structure installations (“Projects”). Aero will assist Fort Peck in writing and submitting grant funding applications to federal, state, and local agencies to pay for the Projects. The grant funds will be utilized to pay for the infra-structure build-out which Aero will be the primary contractor.

Additionally, Fort Peck is forming a tribally owned telecommunications company called “A&S Montana Telecom”, which will be an entity offering a multitude of telecommunication products and services including but not limited to broadband services, telephony and wireless services. The products and services will be offered within the exterior boundaries of the tribe for all tribal customers within the Fort Peck Indian reservation. Aero, utilizing its signature BOTT model will, “Build” the broadband infra-structure, “Operate” the business with the tribes, “Train” tribal members to generate jobs growth, and “Transfer” the operation to the tribes as a fully operational telecommunications company. Aero will be retained as paid operational consultants for a 5-year term with an automatic 3-year extension. Aero and A&S Montana Telecom will share subscriber revenues for the operational agreement period.

"We are very pleased to enter this partnership with Aero," stated Floyd Azure, Chairman of Fort Peck. "Fort Peck has dedicated over $10 million to establish its own telecommunications services company. Data from the Fort Peck region has shown grant levels in excess of $20 million are appropriate goals which plays directly into Aero’s grant expertise."

Aero’s President, Richard Bjorklund stated, “We are honored to deliver our signature BOTT telecommunications system to the Fort Peck Tribes of Montana. Our products and services will provide this community the opportunity to flourish and grow through utilization of a communication infrastructure not currently afforded its members. The educational benefits to the Tribes, achieved through our unique product offerings, will bring a new and instantaneous connection capability providing valuable resources for generations to come.”

About Fort Peck Tribes

The Fort Peck Reservation (FP Reservation) is home to the Assiniboine and Sioux Tribes,

referred to as the Fort Peck Tribes (FP Tribes). The FP Reservation is 110 miles long and 40 miles wide, encompassing 2,093,000 acres (3,289 square miles). Of this, approximately 378,000 acres are tribally owned and 548,000 acres are individually allotted Indian lands. The total of Indian owned lands is about 926,000 acres. There are an estimated 10,000 enrolled tribal members, of whom approximately 6,000 reside on or near the Reservation. The population density is greatest along the southern border of the Reservation near the Missouri River www.fortpecktribes.org/.

The majority of the population of the Fort Peck Reservation is in the communities of Wolf Point, Poplar, Brockton, and Frazer. According to the 2010 US Census, Wolf Point has a population of 2,621 and total households of 952; Poplar has a population of 810 and total households of 313; Brockton has a population of 255 and total households of 70; and Frazer has a population of 362 and total households of 100. There are an estimated 11,786 enrolled tribal members, of which, approximately 6,000 live on or near the reservation. The population density of the Fort Peck Reservation is approximately 3.14 people per square mile.

About Sanwire Corporation

Sanwire is a global provider of wireless communications services, data solutions, and application software/hardware. Sanwire’s vertically integrated portfolio of solutions target a diverse array of enterprises and multiple disciplines with one goal in mind - deliver efficient and reliable communications. For more information, visit www.sanwire.net. Sanwire has two wholly owned subsidiaries in its current portfolio, iPTerra Technologies and Aero Networks. iPTerra is a designer, developer, manufacturer and marketer of a real-time 2-way wireless and/or wireline communications, and mine-safety solution for the global mining and industrial industry (www.ipterra.net) . Aero Networks provides advanced telecommunications and broadband services to rural communities and Native American tribes with focus on public safety, education and healthcare sectors. Aero is a pioneer in delivering 4G/LTE, TV White Space, and advanced wireless technologies (www.aeronetworks.net).

Contact:

Gross Capital, Inc.

Barry Gross

(361) 949-4999

IR@sanwire.net

Certain statements included in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations.